UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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Broadway Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BROADWAY FINANCIAL CORPORATION
5055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036
September 9, 2021
Dear Stockholder:
On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Broadway Financial Corporation (the “Company”), which will be held at 9:00 a.m. (PDT) on Wednesday, October 20, 2021. Due to the public health concerns arising from the COVID 19 pandemic, and also to realize the cost and other benefits of the latest technology, our Annual Meeting will be a virtual meeting conducted solely as a live webcast through the Internet. There will not be any physical meeting location. You will be able to participate in the Annual Meeting, and to vote your shares and submit questions electronically before or during the Annual Meeting by visiting https://meetnow.global/MDUG99J and entering your Control Number that will be included in the instructions that will be sent to you for voting and participating in the Annual Meeting.
Stockholders will be asked at the Annual Meeting to vote on the election of three directors and on each of the other proposals described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is very important, regardless of the number of shares you own. Whether or not you expect to participate in the Annual Meeting, please send us your electronic voting instructions for your shares, or complete, sign, date, and mail each proxy card you receive if you prefer to vote by proxy card, as soon as possible. You may revoke your electronic voting instructions or proxies at any time prior to the completion of voting at the Annual Meeting.
Sincerely,

Brian E. Argrett
President and Chief Executive Officer
IMPORTANT: If your Broadway Financial Corporation shares are held in the name of a brokerage firm or other nominee, only that brokerage firm or nominee may submit electronic voting instructions or execute a proxy on your behalf. To ensure that your shares are voted, we urge you to telephone the individual responsible for your account today and obtain instructions on how to direct him or her to submit electronic voting instructions, execute a proxy on your behalf, or provide a legal proxy for you to vote your shares.
If you have any questions or need any assistance in voting your shares, please telephone Audrey A. Phillips, the Company’s Corporate Secretary, at (202) 243-7141.
THIS PROXY STATEMENT AND THE COMPANY’S ANNUAL REPORT TO STOCKHOLDERS
ARE AVAILABLE AT http://www.edocumentview.com/BYFC

BROADWAY FINANCIAL CORPORATION
5055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036

Notice of Annual Meeting of Stockholders
Wednesday, October 20, 2021
9:00 a.m. (PDT)
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Broadway Financial Corporation (the “Company”) will be held at 9:00 a.m. (PDT) on Wednesday, October 20, 2021, as a virtual meeting conducted through the Internet, for the following purposes:
1.	To elect the three directors named in the proxy statement to serve until the Annual Meeting of Stockholders to be held in the year 2024 or until their successors are elected and have been qualified;
2.	To ratify the appointment of Moss Adams LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2021;
3.	To cast an advisory (non-binding) vote on executive compensation;
4.
To consider such other business as may properly come before and be voted upon by the stockholders at the Annual Meeting, or any postponement or adjournment thereof, pursuant to the bylaws of the Company.

The Board of Directors has selected August 25, 2021 as the Record Date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to a notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at the Company’s principal executive offices during the ten days prior to the Annual Meeting and will also be available for inspection on-line during the Annual Meeting.
Whether or not you expect to attend the Annual Meeting, please submit your electronic voting instructions, or mail your proxy in the postage-paid envelope that is provided to you, as soon as possible. You may revoke your electronic voting instructions or proxy at any time prior to the completion of voting at the Annual Meeting.
By Order of the Board of Directors

Audrey A. Phillips
Vice President and Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Wednesday, October 20, 2021. This proxy statement and the company’s annual report to stockholders are available at www.edocumentview.com/BYFC.
September 9, 2021

Instructions and Frequently Asked Questions for Annual Meeting
This year’s Annual Meeting will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: https://meetnow.global/MDUG99J at the meeting date and time described in the accompanying proxy statement.
We are excited to embrace the latest technology for our Annual Meeting to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation by eliminating the necessity of travel to the Annual Meeting.
Q:	How can I attend the Annual Meeting?
A:
The Annual Meeting will be conducted solely online by live webcast. No physical meeting will be held. You will be entitled to participate in the Annual Meeting, including asking questions and voting your shares, only if you were a stockholder of the Company of record as of the close of business on the Record Date for the Annual Meeting, or if you hold a valid proxy for the Annual Meeting received from a stockholder of record on that date and follow the instructions below.

To participate in the Annual Meeting, you will need to review the information included in the Stockholder Meeting Notice that was sent separately to you (the “Notice”), on your proxy card, or on the instructions that accompanied your proxy materials.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the registration instructions below.
The Annual Meeting will begin promptly at 9:00 a.m., Pacific Time. We encourage you to access the meeting website prior to the start time, leaving ample time for the meeting check-in procedure. Please note that if you are not a stockholder of record you must first have followed the registration instructions below or in the accompanying proxy statement. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.
Q:	Who may vote at the Annual Meeting?
A:
The Board of Directors has selected August 25, 2021 as the Record Date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to a notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

Q:	What is the difference between holding shares as a “stockholder of record” and as a beneficial owner of shares held in “street name”?
A:
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or separate voting instructions were forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account but you do not have legal authority to vote the shares directly unless you receive a legal authorization or “proxy” to vote the shares from the organization. You should follow the instructions in the Notice or voting instructions provided to you by that organization in order to vote your shares or direct the organization on how to vote your shares.
Q:	How do I register to attend the Annual Meeting?
A:
If you are a stockholder of record, our transfer agent, Computershare, will already have that information and you will not need to register to attend and participate in the Annual Meeting webcast. Instead, you may simply follow the instructions to access the meeting website on the Notice or proxy card that you received.

If your shares are held in “street name”, you must register in advance to attend the Annual Meeting virtually on the Internet. To do this, you must submit proof of your proxy authority (which is referred to herein as a “legal proxy”) reflecting the Company shares you hold, along with your name and email address to Computershare as further described below. Requests for registration must be labeled as “Legal Proxy” and must be received no later than 5:00 p.m., Eastern Time, on October 18, 2021.

You will receive a confirmation of your registration by email after we receive your registration materials.
Requests for registration to participate in the Annual Meeting should be directed to us at the following address:
If sent by email:
Forward the email you received from your broker or other street name holder to vote your shares, or attach an image of your legal proxy, to legalproxy@computershare.com
If sent by regular mail:
Computershare
Broadway Financial Corporation Legal Proxy
P.O. Box 43001
Providence, RI 02940
Q:	How can I vote my shares without participating in the online Annual Meeting?
A:	Whether you are a stockholder of record or hold your shares in street name, you may vote your shares or direct how your shares will be voted without participating in the online Annual Meeting.
If you are a stockholder of record, you may vote your shares over the Internet or by telephone by following the instructions on the Notice you received. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail in the postage-paid envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.
If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice you received. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction form provided by your broker or other street name holder and returning it by mail. If you provide specific directions on how to vote by mail, telephone or over the Internet, your shares will be voted by your broker or other street name holder as you have directed.
The persons named as proxies are executive officers of the Company. All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the directions contained therein. If you submit your proxy without directing how your shares are to be voted, your shares will be voted by the proxy holders in accordance with the recommendations of the Board of Directors included in the accompanying proxy statement.
Q:	How can I vote my shares during the Annual Meeting?
A:
Whether you are a stockholder of record or hold your shares in street name, you may vote online at the Annual Meeting. You will need to enter your control number (included in your Notice, your proxy card, or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting. Even if you plan to participate in the Annual Meeting, however, we encourage you to vote over the Internet, by telephone, or by returning a proxy card if you have requested printed proxy materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the Annual Meeting.

Q:	May I revoke my voting instructions or proxy and change my vote?
A:
You may revoke your proxy and change your vote on a matter at any time before the voting on the matter at the Annual Meeting is completed. You may revoke your voting instructions or proxy over the Internet or by telephone by following the instructions included in your proxy materials or by submitting a written notice of revocation to Broadway Financial Corporation 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, Attn: Audrey A. Phillips. You may also revoke a previously submitted proxy by voting again on a later date over the Internet, by telephone, or by signing and returning a new proxy card by mail (only your latest proxy submitted prior to the Annual Meeting will be counted), or by voting at the Annual Meeting. Your participation at the Annual Meeting will not revoke your proxy unless you vote again electronically during the Annual Meeting. Any revocation of or change in your vote on a matter must be received by the Company prior to completion of the vote on the matter to be effective.

Broadway Financial Corporation
Proxy Statement

BROADWAY FINANCIAL CORPORATION
5055 Wilshire Boulevard Suite 500
Los Angeles, California 90036
PROXY STATEMENT
Annual Meeting of Stockholders
Wednesday, October 20, 2021
GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation of electronic voting instructions and proxies by the Board of Directors (the “Board”) of Broadway Financial Corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) that will be held at 9:00 a.m. (PDT) on Wednesday, October 20, 2021 as a virtual meeting conducted through the Internet, and at any postponement or adjournment thereof. This Proxy Statement and the accompanying form of proxy were first made available to stockholders on the Internet on or about September 9, 2021. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Annual Meeting of Stockholders sent by the Company to all stockholders of record as of the Record Date (described below) for the Annual Meeting, or contact Audrey A. Phillips, Vice President and Corporate Secretary, at (202) 243-7141.
The Company was incorporated under Delaware law in September 1995 for the purpose of acquiring and holding all of the outstanding capital stock of Broadway Federal Bank, f.s.b. (“Broadway Federal”) as part of Broadway Federal’s conversion from a federally chartered mutual savings and loan association to a federally chartered stock savings bank (the “Conversion”). The Conversion was completed, and Broadway Federal became a wholly owned subsidiary of the Company on January 8, 1996. On April 1, 2021, the Company completed its merger (the “Merger”) with CFBanc Corporation (“CFBanc”), with the Company continuing as the surviving entity. Immediately following the Merger, Broadway Federal merged with and into City First Bank of D.C, National Association with City First Bank of D.C., National Association (the “Bank”, or “City First”, which concurrently changed its name to City First Bank, National Association) continuing as the surviving entity and a wholly-owned subsidiary of the Company. Throughout this Proxy Statement, the terms “we”, “us”, “our” and the “Company” refer to Broadway Financial Corporation and, unless otherwise indicated, such references include the Bank. Prior to the Merger, no bank holding company or other person controlled the Company. In the Merger, City First Enterprises, Inc. (“City First Enterprises”), the bank holding company that formerly controlled CFBanc, received 6,662,236 shares of our Class A voting common stock, par value $0.01 per share (the “Voting Common Stock”), representing approximately 15.2% of our Voting Common Stock outstanding, in exchange for its shares of Class A Common Stock of CFBanc. City First Enterprises is now a controlling person of the Company.
RECORD DATE AND VOTING OF SHARES
The Board has selected August 25, 2021 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A total of 43,674,046 shares of the Company’s Voting Common Stock were outstanding at the close of business on that date. A majority of the shares of Voting Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders will be entitled to cast one vote for each share of Voting Common Stock held by them of record at the close of business on the Record Date on any matter that may be presented at the Annual Meeting for consideration and action by the stockholders and on which they are entitled to vote.
Abstentions will be treated as shares of Voting Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voted for purposes of determining the approval of any matter submitted for a vote of the stockholders. If a broker indicates on its proxy that the broker does not have discretionary authority to vote on a particular matter as to certain shares of Voting Common Stock, commonly referred to as “broker non-votes”, then those shares will be counted for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter.
A plurality of votes cast by the holders of shares of Voting Common Stock will be required for the election of directors, and there is no cumulative voting. The affirmative vote of the majority of the shares of Voting Common

Stock voting on the proposal will be required to: (i) ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm, and (ii) adopt the non-binding proposal to approve executive compensation described in this Proxy Statement.
All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no contrary instructions are given, such proxies will be voted FOR the election of the nominees named in this Proxy Statement as directors, and FOR approval of each of the other proposals described in this Proxy Statement or recommended by the Board. If the proposals are properly presented and may properly be voted on at the Annual Meeting, the proxies solicited hereby will be voted against the proposals. If other matters are properly presented at the Annual Meeting and may properly be acted upon, the proxies solicited hereby will be voted in accordance with the best judgment of the persons named in such proxies.
REVOCATION OF VOTING INSTRUCTIONS AND PROXIES
Any stockholder may revoke his or her electronic voting instructions or proxy card vote on a matter at any time before voting on the matter is completed at the Annual Meeting through the Internet or by delivering a later-dated voting instruction, proxy card, or other written notice of revocation to Audrey A. Phillips, Vice President and Corporate Secretary of the Company, at 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036.
SOLICITATION OF PROXIES
Proxies are being solicited by this Proxy Statement on behalf of the Board. The principal solicitation of proxies is being conducted by mail. Computershare, the Company’s transfer agent, will assist in the solicitation of proxies at no additional fee, but will be reimbursed for certain expenses. To the extent necessary, proxies may be solicited by officers, directors and employees of the Company or the Bank, and the Company’s financial advisors, none of whom will receive additional compensation for such solicitation. Proxies may be solicited by telephone, personal contact, or other means. The Company will bear the cost of this solicitation of proxies, including postage, printing, and handling, and will reimburse brokers and other nominee holders of shares of the Company’s Voting Common Stock for their expenses incurred in forwarding solicitation material to beneficial owners of such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of September 1, 2021 concerning the shares of the Company’s common stock owned by each person known to the Company to be a beneficial owner of more than 5% of the Company’s Voting Common Stock, each director or director nominee, each Named Executive Officer, and all current directors and executive officers as a group. Except as otherwise indicated, and subject to any interests of the reporting person’s spouse, we believe that the beneficial owners of common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. As of September 1, 2021, we had 43,674,046 shares of Voting Common Stock outstanding.
Beneficial Owner	Number of Shares of Voting Common Stock Beneficially Owned	Percent of Voting Common Stock	Number of Shares of Non-Voting Common Stock, Class B Beneficially Owned(1)	Number of Shares of Non-Voting Common Stock, Class C Beneficially Owned(2)	Percent of Total Common Stock Outstanding(3)
5% Beneficial Owners:
City First Enterprises(4)	6,622,236	15.16%	—	—	9.23%
Cedars-Sinai Medical Center(5)	2,808,989	6.43%	—	—	3.91%

Directors and Executive Officers(6):
Wayne-Kent A. Bradshaw(7)	269,902	*	—	—	*
Robert C. Davidson(8)	88,590	*	—	—	*
Brian E. Argrett	44,524	*	—	—	*
Dutch C. Ross III	32,072	*	—	—	*
Jack T. Thompson	14,635	*	—	—	*
Mary Ann Donovan	1,362	*	—	—	*
Marie C. Johns	1,362	*	—	—	*
William A. Longbrake	1,362	*	—	—	*
David J. McGrady	1,362	*	—	—	*
Norman Bellefeuille(9)	316,470	*	—	—	*
Brenda J. Battey(10)	212,175	*	—	—	*
Ruth McCloud(11)	154,742	*	—	—	*
Tom Nida	2,500	*	—	—	*
Shannon Herbert	—	*	—	—	*
Sonja Wells	—	*	—	—	*
All current directors and executive officers as a group (15 persons)(12)	1,141,058	2.61%	—	—	1.59%
*	Less than 1%.
(1)	The Class B non-voting common stock may not be converted to Voting Common Stock.
(2)
The Class C non-voting common stock may be converted to Voting Common Stock only upon the occurrence of certain prescribed forms of sales to third parties that are not affiliated with the holders thereof.

(3)
The total number of outstanding common shares as of September 1, 2021 was 71,768,442, which includes all outstanding shares of Voting Common Stock, Class B non-voting, and Class C non-voting common stock. .

(4)	The address for City First Enterprises is 1 Thomas Circle, NW, Suite 700, Washington, D.C. 20005.
(5)	The address for Cedars-Sinai Medical Center is 8700 Beverly Boulevard, TRES 6500, Los Angeles, CA 90048.
(6)	The address for each of the directors and named executive officers is 5055 Wilshire Boulevard, Suite 500, Los Angeles, CA 90036.
(7)	Includes 41,630 allocated shares under the Broadway Federal Bank f.s.b. Employee Stock Ownership Plan (“ESOP”).
(8)
Includes 70,000 shares that are held by the Robert and Alice Davidson Trust, dated August 11, 1982. Robert Davidson and Alice Davidson share investment and voting power with respect to the shares held by the Robert and Alice Davidson Trust in their capacities as trustees of the trust.

(9)
Includes 29,013 allocated shares under the ESOP and 200,000 shares subject to options granted under the LTIP, which options are all currently exercisable, and 52,500 shares held jointly with his spouse with whom voting and investment power are shared.

(10)	Includes 29,037 allocated shares under the ESOP and 150,000 shares subject to options granted under the LTIP, which options are all currently exercisable.
(11)	Includes 26,516 allocated shares under the ESOP and 100,000 shares subject to options granted under the LTIP, which options are all currently exercisable.
(12)	Includes 450,000 options to purchase Voting Common Stock, all of which are currently exercisable.

PROPOSAL 1. ELECTION OF DIRECTORS
The Company’s certificate of incorporation provides that the Board shall be divided into three classes of directors, with the term of one class of directors to expire each year. Three directors are to be elected at the Annual Meeting.
Information Concerning Nominees and Directors
The following table sets forth the names and information regarding the persons who are currently members of the Board, including those nominated by the Board for election at the Annual Meeting. The membership of the Board and the membership of the board of directors of the Bank are identical. If elected, Ms. Marie C. Johns, Mr. David J. McGrady and Mr. Wayne-Kent A. Bradshaw will each serve for a term of three years or until their respective successors are elected and qualified. Each has consented to be named in this Proxy Statement and has indicated his intention to serve if elected. If any of the nominees becomes unable to serve as a director for any reason, the shares represented by the proxies solicited hereby may be voted for a replacement nominee selected by the Board.
Name	Age at March 31, 2021	Director Since	Current Term Expires	Positions Currently Held with the Company and the Bank
NOMINEES:
Marie C. Johns	69	2014*	2021	Lead Independent Director
David J. McGrady	65	1997*	2021	Director
Wayne-Kent A. Bradshaw	74	2012	2021	Chairman of the Board

CONTINUING DIRECTORS:
Robert C. Davidson, Jr.	75	2003	2022	Director
Dutch C. Ross III	74	2016	2022	Director
Jack T. Thompson	49	2019	2022	Director
Brian E. Argrett	57	2011*	2023	Director, Vice Chair, President and Chief Executive Officer
Mary Ann Donovan	56	2020*	2023	Director
William A. Longbrake	78	2011*	2023	Director
*	Including service as a director of CFBanc prior to the Merger.
The Board unanimously recommends
that you vote “FOR” the above nominees.
The following is a brief description of the business experience of the nominees and continuing directors and their respective directorships, if any, with other public companies that are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Also set forth below for each nominee and continuing director is a description of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that such person should serve as a director of the Company.
Director Nominees
Marie C. Johns has over 30 years’ experience as a leader in business, civic and government service. Ms. Johns focuses on community service in the areas of education and economic development. She served as President of Verizon Washington and was nominated by President Barack Obama to serve as Deputy Administrator of the U.S. Small Business Administration, (“SBA”). In 2011, under Ms. Johns’ leadership and initiatives, the SBA lent more than $30 billion to more than 60,000 small businesses, a record in the history of the SBA. Over 10 years ago, Ms. Johns founded L&L Consulting, LLC (now PPC-Leftwich), a business development, organizational effectiveness and public policy consulting practice, which is based in Washington, D.C. Ms. Johns has served on several boards of directors, including the Federal City Council, the Economic Club of Washington, Washington, D.C. Chamber of Commerce, WLR Foods (a poultry producer), Kaiser Permanente of the Mid-Atlantic Region, Hager Sharp (a communications and marketing firm), Document Systems Inc. (a document imaging and storage firm) and Harvest

Bank of Maryland. Ms. Johns is a Trustee of Howard University where she chairs the Student Life Committee and serves as vice chair of the Governance Committee. Ms. Johns is a member of the Greater Washington, D.C. Business Hall of Fame, one of the Greater Washington Board of Trade’s “Leaders of the Year” and the recipient of over 100 awards from different organizations for her community service. Ms. Johns received her B.S. and M.P.A. degrees from the O’Neill School of Public and Environmental Affairs at Indiana University where she currently serves as a member of the Dean’s Council and she formerly served as a Board member for the Tobias Center for Leadership Excellence. Prior to the completion of the Merger with CFBanc, Ms. Johns was designated by CFBanc, and subsequently appointed by the Company, to serve as the lead independent director in the combined Company.
Ms. Johns’ community development leadership, her corporate governance experience on both public and private company boards, and her experience in business development, communications, and the Washington DC market qualify her to serve on the Board as our Lead Independent Director.
David J. McGrady is a consultant specializing in community development issues and is a nationally recognized expert on the New Markets Tax Credit program. He has been a key advisor on 31 successful New Markets Tax Credit applications, with allocations totaling more than $1.7 billion, and has assisted those recipients in developing and implementing capitalization and deployment plans in their respective markets. He also advises banks, investors, foundations, municipalities and Community Development Financial Institutions, or CDFIs, on a range of issues, including corporate structure and governance, capitalization, market and risk assessment, product development, underwriting investments, portfolio management and tax credit programs. Mr. McGrady was Director of Commercial Programs for the Center for Community Self-Help in Durham, North Carolina. Under his leadership, the Center for Community Self-Help originated over 1,300 higher risk business loans totaling more than $80 million. He is also a director of City First Enterprises, which is a bank holding company of our Company, chair of City First Enterprises’ Directors Loan Committee and a member of Calvert Impact Capital’s Investment Committee. Mr. McGrady received his bachelor’s degree from King’s College and law degree from Harvard. Prior to the completion of the Merger with CFBanc, Mr. McGrady was designated by CFBanc, and subsequently appointed by the Company, to serve as a director in the combined Company.
Mr. McGrady’s legal expertise and experience in corporate governance and community development matters, as well as his background in finance and the real estate and tax credit industries, qualify him to serve as a member of the Board.
Wayne-Kent A. Bradshaw was President and Chief Executive Officer of the Company and Broadway Federal until the Merger of the Company with CFBanc, whereupon he became Chairman of the Board and its resulting subsidiary. Mr. Bradshaw joined the Company in February of 2009 as President and Chief Operating Officer, and was appointed Chief Executive Officer in January 2012. He was elected to serve as a director of both the Company and the Broadway Federal Bank in September 2012. Prior to joining the Company, Mr. Bradshaw was the Regional President for Community and External Affairs of Washington Mutual Bank from 2003 to 2009. He was President and Chief Executive Officer of the Los Angeles-based Family Savings Bank from1989 until 2002 and Chief Deputy Superintendent for the California State Banking Department from 1981 to 1983. Mr. Bradshaw has served on many community and educational boards. He most recently served on the boards of directors of California State University Northridge, Northridge Hospital Medical Center, and California Community Reinvestment Corporation. He currently serves on the boards of the Federal Reserve Bank of San Francisco - Los Angeles Branch, Western Bankers Association and Louisville High School.
Mr. Bradshaw has over 51 years of experience in financial management and banking. He has the proven ability to plan and implement programs that optimize opportunities to accelerate profitable growth in highly competitive environments. Mr. Bradshaw has extensive experience in community banking, commercial banking and as a bank regulator, and his knowledge and experience qualify him to serve on the Board and as its Chairman.
Continuing Directors
Robert C. Davidson, Jr. served, until his retirement in 2007, in the position of Chairman and Chief Executive Officer of Surface Protection Industries, a paint and specialty coatings manufacturing company he founded in 1978, that became one of the leading African American-owned manufacturing companies in the United States and the largest in California. Previously, from 1972 to 1974, he co-founded and served as Vice President of Urban National Corporation, a private venture capital corporation that was focused specifically on investing in minority-controlled businesses. Mr. Davidson currently also serves on the boards of directors of Jacobs Engineering Group, Inc. (a publicly traded professional service company), Smithsonian American Art Museum (Chairman-Elect), Ray Charles

Foundation (Chairman), Morehouse College (Chairman Emeritus), Art Center College of Design (Chairman Emeritus), Cedars-Sinai Medical Center (Lifetime Member) and the University of Chicago Graduate School of Business Advisory Council.
Mr. Davidson has extensive entrepreneurial experience in developing and managing small and medium-sized businesses. He has hands-on experience in marketing and sales, human resources and strategic planning and implementation. He has a long history with, and extensive knowledge of the Company and of the markets and communities in which the Company operates. We believe that this history, knowledge and overall experience qualify him to serve on the Board.
Dutch C. Ross III is the former President and Chief Executive Officer of Economic Resources Corporation (“ERC”), a non-profit corporation with a mission of promoting economic development and job creation in underserved communities. Mr. Ross served in that capacity from 1996 until his retirement in August, 2020. Prior to joining ERC, Mr. Ross held a variety of managerial, financial and planning positions in the corporate divisional, and subsidiary operations of Atlantic Richfield Company (“ARCO”) from January, 1975 to December, 1995. From 1971 to 1975, Mr. Ross was employed in financial analysis positions with The Wickes Corporation. Mr. Ross has been active in a number of community organizations in the Los Angeles area devoted to building stronger communities and has served on the board of directors of several such organizations, including the Downtown Long Beach YMCA, where he served as Chairman; Genesis L.A. Economic Growth Corporation, where he currently serves on the Audit and Finance Committees; and The Valley Economic Development Center, where he formerly served as a board member, and Chairman of the Finance Committee. He has served on the Board since 2016.
Mr. Ross received his B.S. degree in Industrial Economics and a Masters in Industrial Management from Purdue University.
Mr. Ross is a financial executive with over 45 years of managerial experience with Fortune 500 companies and non-profit economic development organizations and has extensive knowledge of the Company. Mr. Ross’ knowledge and experience qualifies him to serve on the Board.
Jack T. Thompson is the Chief Executive Officer of Pawson Capital Management, an investment firm focused on community banks based in Greenwich, Connecticut. From 2010 to 2018, Mr. Thompson was the Head of Financial Services Investments at Gapstow Capital Partners, an alternative investment firm based in New York City. Prior to joining Gapstow Capital Partners, Mr. Thompson held positions at Deutsche Bank Securities, Goldman Sachs & Co., Novantas, LLC, and Booz Allen & Hamilton. He is a director on the boards of ETHIC Bank in Boston, Massachusetts and Seaside National Bank & Trust, Inc. in Orlando, Florida. He graduated from Yale University with a B.A. in History and he received his M.B.A. with honors from the University of Chicago with concentrations in Finance and Accounting. Mr. Thompson is also a former 1st Lieutenant in the Armor Branch of the U.S. Army Reserve.
Mr. Thompson provides the Board with important experience and insight into the financial services industry, and his background and knowledge of the Company qualify him to serve on the Board. Mr. Thompson is the nominee of CJA Private Equity Financial Restructuring Master Fund I, L.P. (“CJA”), an institutional stockholder that elected to exercise its right to nominate a candidate to the Board of the Company in 2019. In connection with CJA’s purchase of our capital stock in 2013, we agreed to use our reasonable best efforts to cause one person nominated by CJA to be elected to serve on the Board so long as it, together with its affiliates, beneficially owns at least four percent (4%) of our total outstanding capital stock. CJA currently holds over eleven percent (11%) of our total outstanding capital stock.
Brian E. Argrett was Director, President and Chief Executive Officer of CFBanc and its wholly owned banking subsidiary from 2011 until the completion of CFBanc’s Merger with the Company, at which time he became Vice Chair, President and Chief Executive Officer of both the Company and the Bank. Formerly, Mr. Argrett was founder and managing partner of both Fulcrum Capital Group, an investment manager, and Fulcrum Capital Partners, L.P., an institutionally-backed private equity limited partnership. He also served as President, Chief Executive Officer, and director of Fulcrum Venture Capital Corporation, a federally licensed and regulated Small Business Investment Company. Prior to joining the Fulcrum entities, Mr. Argrett was an attorney with the real estate law firm of Pircher, Nichols & Meeks in Los Angeles, California. Mr. Argrett has served as chair, been a member, or held observer rights on numerous Fulcrum portfolio company boards, as well as having served on the boards of directors of other financial industry companies. Mr. Argrett was a presidential appointee to the Community Development Advisory Board of the U.S. Treasury Department under the Obama administration. Mr. Argrett has held leadership positions at the National Association of Investment Companies and the National Conference for Community and Justice and has been an elder at the Knox Presbyterian Church. Currently, Mr. Argrett serves as Vice Chairman of the Board of Directors of the Federal Home Loan Bank of Atlanta, where he previously served as the Chair of its Enterprise Risk and Operations Committee, as well as being a member of its Finance Committee and its Audit and Compliance Committee. He also serves as Chairman of the board of directors of City First Enterprises, which is a bank holding company of the Company. Mr. Argrett is the past Chairman and continues to serve on the board of directors of the Community Development Bankers Association, serves as a member of the Global Alliance on Banking on Values, and is a member of the Steering Committee of the Expanding Black Business Credit Initiative. Mr. Argrett is also a member of The Economic Club of Washington, D.C., the Federal City Council, and the Leadership Greater Washington Class of 2014. In addition, Mr. Argrett is a 2014 recipient of the Washington Business Journal Minority Business Leader Award. Mr. Argrett holds J.D. and M.B.A. degrees from the University of California, Berkeley, and a bachelor’s degree from the McIntire School of Commerce at the University of Virginia. Prior to the completion of the Merger, Mr. Argrett was designated by CFBanc, and subsequently appointed by the Company, to serve as a director and Vice Chair of the combined Company.
Mr. Argrett’s extensive experience in the financial services and banking industries, public and private company board experience, knowledge and experience in the Washington D.C. and Southern California markets, and knowledge of the Bank’s business, history organization, mission, and executive management qualify him to serve as a member of the Board.
Mary Ann Donovan is the Chief Operating Officer of Local Initiatives Support Corporation. Most recently, she served as Director of the United States Department of the Treasury’s CDFI Fund. Prior positions include, CEO of CoMetrics, Inc. (a social enterprise that provides affordable business intelligence tools to small businesses and nonprofit entities); Senior Policy Advisor to the White House from 2012-2013, working collaboratively with the Office of Social Innovation and the Council on Environmental Quality, and Chief Operating Officer of Capital Impact Partners, a certified CDFI. Ms. Donovan has been a thought leader and a board member of many of the highest performing organizations in the community development sector. Ms. Donovan is a current Fellow at the Beeck Center for Social Impact + Innovation at Georgetown University. She has been a Senior Fellow at the Center for Community Investment. She has published papers and articles for the National Academy for Public Administration, the Federal Reserve Bank of San Francisco, the Federal Reserve Bank of Boston, Forbes, the Skoll World Forum on Social Entrepreneurship, and the Milken Review. Ms. Donovan has a B.A. degree in Economics from Allegheny College and an M.B.A. degree in Finance from the University of Maryland. Prior to the completion of the Merger, Ms. Donovan was designated by CFBanc, and subsequently appointed by the Company to serve as director in the combined Company.
Ms. Donovan’s operational experience, federal government public service, and community development knowledge and expertise, as well has her experience with corporate governance, marketing, and business development matters, all qualify her to serve on the Board.
William A. Longbrake is an Executive in Residence at the Robert H. Smith School of Business at the University of Maryland where he participates in the Center for Financial Policy and writes a monthly economic newsletter for “Brain Trust.” Dr. Longbrake is active in numerous academic, business, and community service organizations, particularly those involving issues surrounding affordable housing and education. He is a current director of City First Enterprises. Dr. Longbrake is a former Chairman of the Board of Trustees of the College of Wooster, a residential four-year liberal arts college, and a former Chairman of the Board of HOPE LoanPort, a not-for-profit organization that provided a data management and communications web portal to housing counselors and home mortgage servicers. Dr. Longbrake is a director of the Washington State Investment Board, a director of the Boeing Employees Credit Union, President of the Seattle First Foundation, and a member of the Mortgage Markets Committee of the American Bankers Association. Dr. Longbrake was a Director of First Financial Northwest, a community bank located in Renton, Washington, from 2008-2010; a Director of the Federal Home Loan Bank of Seattle from 2002-2010; and a Director of the Washington Financial League from 2002-2010. He taught courses in business administration and finance at the University of Maryland and Seattle University. In 2007 Dr. Longbrake received the Distinguished Alumnus of the Year award from the Robert H. Smith School of Business of the University of Maryland. Dr. Longbrake began his career in Washington, D.C. where he served in various government positions, including Acting Senior Deputy Comptroller for Policy and Senior Deputy Comptroller for Resource Management for the Office of the Comptroller of the Currency and financial economist, chief financial officer, and deputy to the Chairman of the FDIC. He earned his B.A. degree in Economics from the College of Wooster and earned his master’s degree in Monetary Economics and his M.B.A. degree from the University of Wisconsin. He received his Ph.D. degree in finance from the University of Maryland. Prior to the completion of the Merger, Dr. Longbrake was designated by CFBanc, and subsequently appointed by the Company, to serve as a director in the combined Company.
Dr. Longbrake has extensive experience in finance and investments, macroeconomics and monetary policy, risk management, housing, and public policy. His extensive experience in accounting, banking, community development and corporate governance experience, along with his regulatory, finance, and capital markets experience with both public and private companies qualify him to serve as a member of the Board.
Director Independence
We have adopted standards for director independence pursuant to the Nasdaq Stock Market (“Nasdaq”) listing standards. The Board has considered relationships, transactions and/or arrangements with each of its directors, and has determined that all of the Company’s non-employee directors other than Mr. Bradshaw are “independent” under applicable Nasdaq listing standards and Securities and Exchange Commission (“SEC”) rules. In addition, during 2020 and in 2021 until the Merger, Virgil Roberts, Daniel A. Medina, and Erin Selleck served as directors of the Company, all of whom the Company determined to be “independent” under applicable Nasdaq listing standards and SEC rules.
Board Leadership Structure
The Company currently operates under a leadership structure in which the positions of Chairman of the Board and Chief Executive Officer of the Company are separated, such that each position is held by a different person. The position of Chairman of the Board is held by Mr. Bradshaw who served as the Company’s President and Chief Executive Officer until the closing of the Merger on April 1, 2021, at which time he became the Board’s Chairman. As the Chairman of the Board, Mr. Bradshaw provides leadership to the Board and works with the Board and executive management to define the Board’s structure and coordinate its activities in the fulfillment of its responsibilities. In addition, he presides over periodic executive sessions of the Board and coordinates the agenda for meetings.
Mr. Bradshaw does not qualify as an independent director under the Nasdaq listing standards because of his former role as the Company’s Chief Executive Officer. Therefore, the Board has designated Ms. Johns as Lead Independent Director. As such, Ms. Johns chairs any meeting of the independent directors in executive session, works with the Board Chairman in coordinating agendas for meetings, and serves as a liaison between the independent directors and management.
Mr. Argrett serves as President and Chief Executive Officer of the Company. As such, he has general responsibility for supervision and management of the business affairs of the Company and is responsible for assuring that policy decisions of the Board are implemented as adopted. He, in conjunction with the Board, is responsible for the development and implementation of the Company’s strategic plans. Mr. Argrett also serves as Vice-Chairman of the Board.
The Board intends to continue to separate the Chairman and Chief Executive Officer positions through April 1, 2023. This structure ensures a greater role for the non-management directors in the oversight of the Company and active participation of these directors in setting agendas and establishing priorities and procedures for the work of the Board. In addition, this structure allows Mr. Argrett to focus his attention on implementing the Company’s strategic plans, while a separate Chairman can devote full attention to Board leadership functions. The Board will continue to periodically review the Company’s leadership structure and may make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders. In accordance with the previously disclosed terms of the Merger agreement, the Company currently plans for Mr. Argrett to become Board Chairman on April 1, 2023, the second anniversary of the merger completion date, subject to the Board’s exercise of its fiduciary obligations and vote thereon.
Risk Oversight
The Board’s role in the Company’s risk management process includes reviewing regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, and reputational risks. The Board reviews these reports to enable it to understand and assess the Company’s risk identification, risk management, and risk mitigation strategies. While the Board has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. The Risk and Compliance Committee of the Bank’s board of directors reviews the development, implementation, and maintenance of risk management processes from a Company-wide perspective and assesses the adequacy and effectiveness of the Company’s risk management policies. In accordance with our audit committee charter, the Audit Committee assists the Board in its oversight of the Company’s risk assessment and risk management policies as well as the procedures adopted to implement those policies and the safety and soundness of the Company. The Loan Committee evaluates and manages credit risk and loan concentration risk, while the Internal Asset Review Committee reviews loan classifications and loss risk in the Bank’s loan portfolio. In addition, the Asset and Liability Committee manages investment, interest rate, and financial risk exposure, the Compensation and Benefits Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements, and the Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest, and overall governance of the Company. While each committee oversees certain risks and the management of such risks, the entire Board is regularly informed of such risks through committee and management reports.
Identifying and Evaluating Nominees for Director
The Company’s Corporate Governance Committee is charged with the responsibilities of identifying and recommending candidates to be nominated for election as directors. The committee considers candidates suggested by its members, other directors, and stockholders in anticipation of upcoming director elections and other potential or expected Board vacancies. The committee will consider candidates nominated by stockholders provided that the stockholder submitting a nomination has complied with procedures set forth in the Company’s bylaws. See “Stockholder Proposals for Presentation at the Annual Meeting” for additional information regarding stockholder nominations of director candidates. The Corporate Governance Committee’s duties and responsibilities and the qualifications for director nominees are described in the Corporate Governance Committee Charter, which is available on the Company’s website at www.broadwayfederalbank.com.
All director candidates, including those nominated by stockholders, are evaluated on the same basis. In determining the needs of the Board and the Company, the Corporate Governance Committee considers the qualifications of current directors and consults with other members of the Board, the Chief Executive Officer and, where appropriate, external advisors. Generally, the Corporate Governance Committee believes that all directors should exemplify the highest standards of integrity and honesty, have demonstrated business acumen, experience and ability to exercise sound judgment, and the ability to understand the Company and its industry and regularly attend and participate in Board and committee meetings. They should also have the interest and ability to understand the interests of the various constituencies of the Company, including shareholders, employees, customers, governmental units, creditors and the general public. Director candidates who are not current directors are interviewed by one or more members of the Corporate Governance Committee, the Chairman of the Board, and the Chief Executive Officer and the results of those interviews are considered by the Corporate Governance Committee and the Board in their deliberations.
Both the Board and the Corporate Governance Committee consider diversity when identifying and evaluating candidates because diversity is considered to be a critical asset to the Company. The Board and Corporate Governance Committee have no formal policy on the consideration of diversity in identifying director candidates, although both the Board and Corporate Governance Committee consider diversity when identifying and evaluating candidates. The Board may require a candidate to be sufficiently diverse from the other Board members, in ethnicity, gender, educational, professional and/or managerial backgrounds and experience, to provide a range of perspectives and interests among the members of the Board.
Committees and Meetings of the Board
The Company has three standing Board committees: the Audit Committee, the Compensation and Benefits Committee, and the Corporate Governance Committee. The Bank has six Board committees: the Audit Committee, the Risk and Compliance Committee, the Compensation and Benefits Committee, the Internal Asset Review Committee, the Loan Committee, and the Corporate Governance Committee.
Company Committees
The Audit Committee consists of Dr. Longbrake (Chair), Ms. Donovan, Ms. Johns, and Mr. Thompson. This committee is responsible for the engagement and oversight of the Company’s independent registered public accounting firm. The Audit Committee, together with the corresponding committee of the Bank’s Board of Directors, is also responsible for oversight of the internal audit function of the Company, assessment of accounting and internal control policies, and monitoring of regulatory compliance. The Audit Committee held fourteen meetings during 2020. The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act and has a written charter, which is available on the Company’s website at www.broadwayfederalbank.com. All of the members of the Audit Committee are independent directors as defined under the Nasdaq listing standards. In addition, the Board has determined that Dr. Longbrake’s experience with accounting principles, financial reporting and evaluation of financial results qualifies him as an “audit committee financial expert,” as defined by the SEC.
The Compensation and Benefits Committee consists of Mr. Davidson (Chair), Mr. Ross, Mr. McGrady, and Dr. Longbrake. This committee, together with the corresponding committee of the Bank’s Board of Directors, is responsible for the oversight of salary and wage administration and various employee benefits policies and incentive compensation matters at the Company level. The Compensation and Benefits Committee is authorized to engage its own outside experts for advice; although no such experts were engaged in 2020.
Our Chief Executive Officer recommends to the Compensation and Benefits Committee the amount and form of compensation for each of our executive officers other than himself, and the amount and form of compensation for our Chief Executive Officer is determined and approved by the Compensation and Benefits Committee and approved by the Board. The Compensation and Benefits Committee has a written charter, which is available on the Company’s website at www.broadwayfederalbank.com The Compensation and Benefits Committee held four meetings during 2020.
The Corporate Governance Committee consists of Ms. Johns (Chair), Mr. Davidson, Ms. Donovan, and Mr. Thompson. This committee is designated as the Nominating Committee of the Board and is responsible for the review of the qualifications of persons being considered for election as directors, including existing directors, and for recommending candidates for election to the Board. The Corporate Governance Committee held three meetings in 2020. Nominees for the 2021 Annual Meeting were recommended by the Corporate Governance Committee and approved by the Board. The Corporate Governance Committee’s duties and responsibilities and the qualifications for director nominees are described in the Corporate Governance Committee Charter, which is available on the Company’s website at www.broadwayfederalbank.com. All of the members of the Corporate Governance Committee are independent directors as defined under the Nasdaq listing standards.
Bank Committees
The Audit Committee consists of Dr. Longbrake (Chair), Ms. Donovan, Ms. Johns and Mr. Thompson. This committee is responsible for the engagement and oversight of the Bank’s independent registered public accounting firm. The Audit Committee is also responsible for oversight of the internal audit function and assessment of accounting and internal control policies. The Audit Committee held fourteen meetings during 2020.
The Risk and Compliance Committee consists of Mr. Thompson (Chair), Ms. Johns, Dr. Longbrake, and Mr. Bradshaw. This committee is responsible for monitoring regulatory compliance, including oversight of the Bank’s compliance with cybersecurity-related issues. The Risk and Compliance Committee held six meetings during 2020.
The Compensation and Benefits Committee consists of Mr. Davidson (Chair), Mr. Ross, Mr. McGrady, and Dr. Longbrake. This committee is responsible for the oversight of salary and wage administration and various employee benefits policies and incentive compensation matters. This committee also evaluates the Chief Executive Officer’s performance, salary and benefits, and makes recommendations regarding such matters for approval by the Board. The Compensation and Benefits Committee held four meetings during 2020.
The Internal Asset Review Committee consists of Mr. Ross (Chair), Mr. Davidson, Mr. McGrady, and Mr. Bradshaw. This committee is responsible for the review and approval of asset classifications and for monitoring delinquent loans and foreclosed real estate. In addition, the Internal Asset Review Committee reviews the adequacy of the Bank’s allowance for loan losses. The committee held five meetings during 2020.
The Loan Committee consists of Mr. McGrady (Chair), Ms. Donovan, Mr. Bradshaw, and Mr. Ross. The Loan Committee is responsible for developing the lending policies of the Bank, monitoring the loan portfolio and compliance with established policies, and approving specific loans in accordance with the Bank’s loan policy. The Loan Committee held twelve meetings during 2020.

The Corporate Governance Committee consists of Ms. Johns (Chair), Mr. Davidson, Ms. Donovan, and Mr. Thompson. This committee is responsible for the review of the qualifications of persons being considered for election to the Bank’s Board of Directors, including existing directors, and for nominating candidates for such election. The Corporate Governance Committee held three meetings during 2020.
Board Meetings
The Boards of Directors of the Bank and the Company each held eleven (11) regular meetings and three (3) special board meetings during 2020. All then-serving directors attended at least ninety-five (95%) percent of all meetings held during 2020 by the Board and the committees of the Board on which they served.
Director Attendance at Annual Meetings
The Company encourages all members of the Board to attend the annual meeting of stockholders. Mr. Bradshaw and all of the then-serving outside directors of the Company attended the 2020 Annual Meeting of Stockholders.
Communications with the Board
The Board has an established process for stockholder communications with the Board. Stockholders may send communications to the Board or any individual director by mail addressed to: Board of Directors, Broadway Financial Corporation, 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Communications addressed to the Board are reviewed by the Corporate Secretary and directed to the Chairman of the Board for further review and distribution to all members of the Board. Communications addressed to individual directors are forwarded directly to the office of the named director.

AUDIT COMMITTEE REPORT
The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this Report by reference.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the Company’s systems of internal controls. The Company’s independent registered public accounting firm, Moss Adams LLP, is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.
The Audit Committee operates under a written charter approved by the Board. The Charter provides, among other things, that the Audit Committee has full authority to engage the independent auditor, independent advisors, and consultants.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2020 with management and the independent auditors, Moss Adams LLP, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.
The Audit Committee reviewed with the independent registered public accounting firm such matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures and letter received by the Committee as required by the rules of the PCAOB regarding the independence of such auditors, and has considered the compatibility of non-audit services provided by the auditors with the auditors’ independence.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations or audits, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2020.
Audit Committee*
Dr. William A. Longbrake, Chair
Ms. Mary Ann Donovan
Mr. Jack T. Thompson
Ms. Marie C. Johns
*
Audit Committee membership as in effect as of the filing date of this Proxy Statement. As of March 31, 2021, the filing date of the Company’s Annual Report on 10-K filed with the SEC for the year ended December 31, 2020, the Company’s Audit Committee consisted of Ms. Erin Selleck, Chairwoman, Mr. Virgil Roberts, and Mr. Dutch C. Ross III.

EXECUTIVE OFFICERS
The following table sets forth information with respect to current executive officers of the Company and the Bank who are not directors. Except as noted, all references to the Bank refer to City First Bank, National Association. Officers of the Company and the Bank serve at the discretion of, and are elected annually, by the respective Boards of Directors.
Name	Age(1)	Principal Occupation during the Past Five Years
Brenda J. Battey	63
Executive Vice President and Chief Financial Officer of the Company since June 2013 and the Bank(2) since April 2013. Senior Vice President and Senior Controller of Bank of Manhattan from September 2011 to June 2012. Senior Vice President and Controller of Community Bank from February 2010 to September 2010. Senior Vice President and Controller of First Federal Bank of California from 1997 to 2009.

Norman Bellefeuille	68
Executive Vice President and Chief Lending Officer, Wholesale Lending, of the Bank since April 2021. Previously Executive Vice President of the Company, and Executive Vice President and Chief Loan Officer of the Bank(2) since July 2012. Lending Division Manager of Luther Burbank Savings from 2005 to July 2012.

Ruth McCloud	72
Executive Vice President and Chief Operating Officer of the Company and Bank since April 2021. Previously Executive Vice President of the Company, and Executive Vice President and Chief Retail Banking Officer of the Bank(2) since July 2014. Senior Vice President / Divisional Sales Manager of OneWest Bank from January of 2010 to June 2014. Senior Vice President / Sales Manager of First Federal Bank of California from January 2004 to December 2009.

Shannan A. Herbert	41
Executive Vice President and Chief Credit Officer of the Company since April 2021 and of the Bank since December 2018. Senior Vice President and Director of Loan Review at United Bank from January 2015 to December 2018. Vice President, Credit Officer and Credit Analyst Manager at United Bank from June 2010 to January 2015.

Sonja S. Wells	66
Executive Vice President and Chief Lending Officer, Commercial Banking, of the Company and the Bank since April 2021. Previously Executive Vice President and Chief Lending Officer of the Bank since January of 2021. Senior Vice President and Interim Chief Lending Officer of the Bank from May 2020 to January 2021 and prior to that Senior Vice President and Relationship Manager of the Bank from July 2015. Senior Relationship Manager with M&T Bank in Baltimore, Maryland from June 2002 to July 2015. Small Business Relationship Sales Manager from May 1999 to 2002 at First Union National Bank (Wachovia/Wells Fargo) in Baltimore, Maryland.

Tom Nida	71
Executive Vice President and Market Executive of the Company since April 2021, and of the Bank since January 2019. Senior Vice President and DC Regional Executive at John Marshall Bank from October 2017 to January 2019. Executive Vice President and Managing Director of Community Development and Non-Profit Banking as well as an Executive Vice President and DC Market President at United Bank from April 2004 to September 2016. Vice President & Chair-DC Advisory Board of EagleBank from September 2003 to March 2004, Senior Vice President in Commercial Lending and served as the Bank’s first commercial lender at City First Bank from November 1999 to September 2003.

(1)	As of April 1, 2021
(2)	Refers to Broadway Federal until April 1, 2021, the date on which Broadway Federal merged with and into City First, and to City First from and after that date.

EXECUTIVE COMPENSATION
Summary Compensation Table
The Summary Compensation Table includes information concerning the compensation paid to or earned by our former Chief Executive Officer (“CEO”) and our three other most highly compensated executive officers. Each executive is referred to herein as a named executive officer (“NEO”).
Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total ($)
Wayne-Kent A. Bradshaw Former Chief Executive Officer(5)	2020	$448,050	$54,375	$286,510	$73,265	$862,200
	2019	$435,000	$239,100	—	$70,963	$745,063
	2018	$435,000	$240,072	—	$71,515	$746,587
Brenda J. Battey Chief Financial Officer	2020	$242,383	$23,532	$84,834	$35,107	$385,856
	2019	$235,323	$47,065	—	$34,032	$316,420
	2018	$235,323	—	—	$32,271	$267,594
Norman Bellefeuille Chief Lending Officer, Wholesale Lending	2020	$255,485	$24,805	$89,420	$46,061	$415,771
	2019	$248,044	$49,609	—	$46,701	$344,354
	2018	$248,044	—	—	$46,669	$294,713
Ruth McCloud Chief Operating Officer	2020	$206,525	$20,051	$72,284	$29,195	$328,055
	2019	$200,510	$40,102	—	$29,387	$269,999
	2018	$200,510	—	—	$27,788	$228,298
(1)	Includes amounts deferred and contributed to the 401(k) Plan by the NEO.
(2)
Grant date fair value of RSU awards covering 97,195 shares of common stock in 2018 in lieu of cash bonus due to restrictions applicable to companies that participated in the United States Department of the Treasury’s Capital Assistance Program, and awards of 194,390 shares, 38,264 shares, 40,332 shares, and 32,603 shares of restricted stock awarded to Mr. Bradshaw, Ms. Battey, Mr. Bellefeuille, and Mrs. McCloud, respectively, pursuant to the LTIP in 2019 and awards of 37,371 shares, 16,173 shares, 17,048 shares and 13,781 shares of restricted stock awarded to Mr. Bradshaw, Ms. Battey, Mr. Bellefeuille, and Mrs. McCloud, respectively, pursuant to the LTIP in 2020. The restricted stock awards granted in 2019 and 2020 vest two years after the grant date.

(3)
The amounts shown represent the cash incentive compensation awards earned by the NEO under Broadway Federal Bank’s Incentive Plan for Management (“Incentive Plan”), based on the objective criteria established by the Broadway board of directors pursuant to the Incentive Plan at the beginning of each year and discretionary amounts as determined by the Broadway board of directors’ compensation and benefits committee (“compensation committee”). The compensation committee evaluates the performance results at the beginning of the following year and approves the amounts of bonuses to be paid.

(4)
Includes amounts paid by Broadway to the 401(k) account of the NEO and allocations under Broadway’s Employee Stock Ownership Plan. Also includes perquisites and other benefits consisting of automobile and telephone allowances.

(5)	Through March 31, 2021.
Employment Agreements
Each of Brenda Battey, Norman Bellefeuille, and Ruth McCloud serve in their current positions pursuant to employment agreements entered into by the Company and the Bank with the respective NEOs effective in May 2017 and subsequently amended in certain respects (as so amended, the “Employment Agreements’). The Employment Agreements provided for initial terms of employment of three years, subject to annual one-year extensions by mutual agreement of the parties. The Employment Agreements provided for the payment of annual base salaries, which are currently in the following amounts, subject in each case to annual review and possible increase by the Board: Ms. Battey $247,230; Mr. Bellefeuille $260,594; and Ms. McCloud $210,655.72. The Employment Agreements also provide for participation in the Bank’s Employee Stock Ownership Plan, eligibility to receive equity-based awards pursuant to the Company’s Long Term Incentive Plan of such types and in such amounts as are determined by the Board of the Company and eligibility to participate in all employee benefit plans applicable to senior executive officers, including the Bank’s annual cash incentive compensation plan, the Company’s 401(k) plan (with continuation of the Company’s employee contribution matching policy as of the effective date of the employment agreements), and medical, dental, life and long-term disability programs.
The Employment Agreements may be terminated by the Company with or without Cause (including failure by the Company to request an annual extension of an agreement’s term), may be terminated by the NEO with or without Good Reason, and will also terminate in the event of the death or Disability (as defined in the employment agreements) of an NEO. “Cause” is defined in the Employment Agreements to include, among other reasons: failure substantially to perform the NEO’s duties, or material breach by the NEO of his or her employment agreement or any material written policy of the Company, in each case if not cured within 30 days after notice from the Board requiring such cure; willful violation of any law, rule or regulation (excluding traffic violations and similar offenses); entry of a final regulatory cease and desist order against the NEO; and other offenses involving fraud, moral turpitude, or dishonesty involving personal profit. “Good Reason” is defined in the employment agreements to mean, among other events: demotion, or loss of title or authority, of an NEO; reduction of an NEO’s base salary; relocation of an NEO’s primary work location by more than 20 miles; or material breach of an NEO’s employment agreement by the Company.
In the event of any termination by the Company of an NEO’s employment, except termination for Cause, or by the NEO, the NEO would be entitled to receive all amounts accrued for payment to the NEO to the date of termination and not previously paid, including base salary, unreimbursed business expenses, vested amounts under the Company’s 401(k) Plan and other employee benefit plans (collectively, the “Accrued Obligations”). The NEO would also be entitled to continue to receive an amount equal to the NEO’s monthly base salary for a specified period (the “Severance Period”) and would continue during the Severance Period to be entitled to receive the NEO’s automobile allowance and payment by the Company of the NEO’s life, long-term disability, medical and dental insurance premiums provided for in the NEO’s employment agreement (such payments during the Severance Period being collectively referred to as the “Severance Payments”). The Severance Periods specified in the employment agreements for the respective NEOs are: Ms. Battey 24 months; Mr. Bellefeuille 30 months; and Ms. McCloud 18 months. In the event of termination for Cause, or due to death, the NEO or the NEO’s estate would only be entitled to receive payment of the Accrued Obligations for the NEO.
The Employment Agreements provide that if the employment of an NEO is terminated by the Company without Cause or by the NEO for Good Reason within two years after a Change in Control of the Company has occurred, the NEO will be entitled to receive a single lump sum payment equal to the present value of the Severance Payments described above, subject to execution of a general release. The present value of the Severance Payments would be calculated using the Applicable Federal Rate published by the Internal Revenue Service from time to time. “Change in Control” is defined in the Employment Agreements to include: events that would be required to be reported as such pursuant to the Exchange Act or federal banking laws and regulations; any person or entity acquiring beneficial ownership of 50% or more of the Company’s outstanding securities; and changes in the composition of the Board that result, with certain exceptions, in directors who were members of the board as of the effective date of the Employment Agreements ceasing to constitute a majority of the board.
The Employment Agreements contain post-employment non-solicitation provisions pursuant to which, for a period of twelve months following termination, the NEO is prohibited from (i) attempting to influence any customer of the Company or the Bank to discontinue use of the Company’s or the Bank’s services, or (ii) attempting to disrupt the relationship between the Company or the Bank and any of their respective employees, customers or other persons having specified relationships with the Company or the Bank.
Incentive Compensation
The Bank’s Incentive Plan is designed to reward management for productivity, high performance, and implementing the business plan and vision of the Bank. The Compensation and Benefits Committee establishes performance objectives in advance of each year. These performance objectives are derived from the Company’s Strategic Plan, which is reviewed and approved by the Board annually, and typically covers the ensuing three years. The compensation payable under the Incentive Plan is tied directly to the attainment of the pre-established performance objectives. The Incentive Plan provides for a minimum, target and maximum incentive opportunity equal to 25%, 40%, and 65%, respectively, of base salary for the CEO, and 20%, 35%, and 50%, respectively, of base salary for the other senior executive officers, and lower percentages of base salary for other managers.
In order for the Incentive Plan participants to receive any form of payout, a minimum financial threshold of 80% of the Board approved consolidated net earnings for the Incentive Plan year must be achieved. For each year, the Board establishes specific objectives in the following areas:
•	Net Earnings
•	Capital
•	Compliance

•	Net Loan Growth
•	Asset Quality
•	Core Deposit Growth
At the end of the Incentive Plan year, each goal is assessed, and results calculated. The Compensation and Benefits Committee, pursuant to the terms of the Incentive Plan, determined that the pre-established objectives for 2018 and 2019 were achieved at least in part, and those achievements were used by the Committee to determine the restricted stock awards that were granted in early 2019 and 2020. No cash bonuses were paid for 2018 and 2019 performance.
Restricted Stock Awards
Restricted stock awards totaling 84,373 shares were granted to the NEOs for the year ended December 31, 2019 in February 2020 as follows: 37,371 shares, 16,173 shares, 17,048 shares, and 13,781 shares were granted to Mr. Bradshaw, Ms. Battey, Mr. Bellefeuille, and Mrs. McCloud, respectively. These restricted stock awards became fully vested upon closing of the Merger with CFBanc on April 1, 2021. In February 2019, restricted stock awards totaling 305,589 shares were granted to the NEOs for performance in calendar 2018 as follows: 194,390 shares, 38,264 shares, 40,332 shares, and 32,603 shares were granted to Mr. Bradshaw, Ms. Battey, Mr. Bellefeuille, and Mrs. McCloud, respectively. These restricted stock awards were fully vested on February 26, 2021. There were no grants of restricted stock units or stock options to the NEOs for the years ended December 31, 2020.
Outstanding Equity Awards at December 31, 2020
The following table sets forth information concerning outstanding equity awards held by each NEO as of December 31, 2020.
	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)(1)	Option Exercise Price(2)	Option Expiration Date(3)	Number of Shares That Have Not Vested(4)	Market Value of Shares That Have Not Vested(5)
Wayne K. Bradshaw	—	—	—	—	231,761	$428,758
Brenda J. Battey	120,000	30,000	$1.62	02/24/26	54,437	$100,708
Norman Bellefeuille	160,000	40,000	$1.62	02/24/26	57,380	$106,153
Ruth McCloud	80,000	20,000	$1.62	02/24/26	46,384	$85,810
(1)	Options vest in equal annual installments on each anniversary date over a period of five years commencing on the date of grant.
(2)	Based upon the fair market value of a share of Company common stock on the date of grant.
(3)	Terms of outstanding stock options are for a period of ten years from the date the option is granted.
(4)
There were no vested restricted stock awards as of December 31, 2020. For Mr. Bradshaw, 84% of the Restricted Stock Awards outstanding at December 31, 2021, vested on February 27, 2021, and the remaining 16 % had an original vesting date of February 26, 2022, but vested in full upon the closing of the Merger. For Ms. Battey, Mr. Bellefeuille, and Ms. McCloud, 70% vested on February 27, 2021, and the remaining 30% had an original vesting date of February 26, 2022 but vested in full upon the closing of the Merger.

(5)	Based upon a market value of $1.85 per share for the Company’s common stock as of December 31, 2020.
Anti-Hedging Policy
Our employees, officers and directors are prohibited from engaging in any kind of hedging transaction that could reduce or limit such person’s holdings, ownership or interest in or to any securities of the Company. Prohibited transaction include the purchase of financial instruments such as prepaid variable forward contracts, instruments for short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company.

DIRECTOR COMPENSATION
Members of the Board do not receive separate compensation for their service on the Bank’s Board of Directors.
For the year ended December 31, 2020, each member of the Board received $1,000 per meeting for attending monthly and special board meetings. The Chairman of the Board received an additional annual retainer of $10,000. Committee members received an additional annual retainer of $8,000 and Committee Chairpersons received an additional annual retainer of $6,000 for such service, except for the Corporate Governance Committee Chair, who received an additional annual retainer of $4,000.
On April 21, 2021, the Board approved revised compensation terms for non-employee directors. Under the new terms, each non-employee director will receive an annual award of unrestricted shares of common stock of the Company valued at $7,500. The non-employee Chair of the Board will receive an annual cash leadership retainer of $10,000, payable quarterly in installments of $2,500 per quarter. The Lead Independent Director will receive an annual cash retainer of $9,000, payable quarterly in installments of $2,250 per quarter. All other non-employee directors will receive an annual retainer of $8,000, payable quarterly in installments of $2,000. The Chair of each of the Audit Committee, the Compensation and Benefits Committee, the Corporate Governance Committee, the Risk and Compliance Committee, the Internal Asset Review Committee, and the Directors Loan Committee shall receive an annual cash retainer of $6,000, payable quarterly in installments of $1,500. Each non-employee director shall receive a Board meeting fee of $1,000 for attendance at each regular meeting and duly-called special meeting of the Board, and will be paid a fee of $1,000 in August whether or not a meeting is held in August. In addition, each non-employee director shall receive an annual Committee Service Fee of $8,000, payable quarterly in installments of $2,000. No Director shall receive a payment in respect of any meeting that the Director does not attend, or any meeting that is cancelled.
The following table summarizes the compensation paid to non-employee directors for the year ended December 31, 2020.
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Robert C. Davidson	$35,000	$7,500	$578	$43,078
Daniel Medina*	$29,000	$7,500	—	$36,500
Virgil Roberts*	$37,000	$7,500	—	$44,500
Dutch C. Ross III	$29,000	$7,500	—	$36,500
Erin Selleck*	$29,000	$7,500	—	$36,500
Jack T. Thompson	$23,000	$7,500	—	$30,500
*	Former director whose position was terminated upon the closing of the Merger.
(1)	Includes payments of annual retainer fees, fees paid to chairpersons and members of Board committees, and meeting attendance fees.
(2)
The amounts shown reflect the aggregate fair value of stock awards of 5,155 shares of Broadway’s Voting Common Stock to each Director on the grant date of February 26, 2020, as determined in accordance with FASB ASC Topic 718.

(3)	Includes premiums paid for dental and vision insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions by us with related persons are subject to formal written policies, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W (which govern certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions. The Company’s current loan policy provides that all loans made by the Company or its subsidiary to its directors and executive officers or their associates must be made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness who are not related to the Company and must not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2020, the Company did not have any loans to related parties or affiliates. Loans to insiders and their related interests require approval by the Board, or a Board designated committee. We also apply the same standards to any other transactions with an insider. Personal loans made to any executive officer or director must comply with Regulation O. Additionally, loans and other related party transactions are subject to Audit Committee review and approval requirements.
From time to time, City First Enterprises and the Bank will each make an investment in the same community development project. These loans by the Bank are made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. All such loans are reviewed, approved, or ratified by the Director’s Loan Committee of the Bank and are made in accordance with the Bank’s lending and credit policies.
Employment Agreement for Brian Argrett
The Company and our President and Chief Executive Officer, Mr. Argrett, are parties to an employment agreement dated as of December 29, 2017, pursuant to which Mr. Argrett serves as our President and Chief Executive Officer. This agreement was assumed by the Company in the Merger. The current term of the agreement extends until December 31, 2022. The term of agreement may be extended, modified, or renewed upon written agreement of the parties. Under the agreement, Mr. Argrett receives a current base salary of $450,000, which is reviewed by the Board on an annual basis and may be increased at the Board’s discretion; an annual incentive bonus as determined by the Board; and deferred compensation determined by the Board (see “Nonqualified Deferred Compensation Plan for Brian Argrett” below). These determinations may be delegated to the compensation committee of the Board. Mr. Argrett is entitled to participate in the Company’s generally available employee benefit plans.
Mr. Argrett’s agreement contains post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of one year following his termination or the expiration of the agreement Mr. Argrett is prohibited from (i) calling upon for the purpose or with the intent of hiring any person who is or was within the 6 months preceding Mr. Argrett’s date of termination, a sales, or management employee of the Company or (ii) calling upon any person who is at that time or has been within the 12 months preceding Mr. Argrett’s date of termination, a customer or prospective customer of the Company for the purpose of soliciting or selling products or services in direct competition with the Company.
In the event of termination of Mr. Argrett’s agreement by the Company without cause, or if upon or following a change in control Mr. Argrett resigns with good reason as such terms are defined in the agreement, Mr. Argrett would be entitled to receive salary at his then-current rate of salary for a period of 18 months, subject to his timely execution and delivery of a general release.
Nonqualified Deferred Compensation Plan for Brian Argrett
On December 5, 2018, City First established a non-qualified deferred compensation plan that permits Mr. Argrett to defer receipt of a percentage of his salary. The Board determines in its sole discretion the percentage to be contributed each year. Mr. Argrett is the only participant of the plan.
Parents of Smaller Reporting Company
City First Enterprises is the owner of 6,622,236 shares of our Voting Common Stock, which represents approximately 15.16% of our Voting Common Stock outstanding. In addition, three members of our Board – Mr. Argrett, our President and CEO, Dr. Longbrake, and Mr. McGrady – are also members of the Board of Directors of City First Enterprises.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s Voting Common Stock, to report to the SEC their initial ownership of shares of the Company’s common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and any late filings or failures to file are to be disclosed in this Proxy Statement. The Company’s executive officers and directors, and persons who own more than 10% of the Company’s Voting Common Stock are required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a) of the Exchange Act. On July 28, 2021, Mr. Argrett filed a Form 4 regarding the issuance of restricted shares of our Voting Common Stock to him on July 21, which filing was required under applicable regulations to have been made by the end of the second business day after the issuance. On August 19, 2021, City First Enterprises filed a Form 3 and a Form 4 relating to shares of Voting Common Stock issued in exchange for CFBanc Class A Common Stock in the Merger on April 1, 2021, which filings were required under applicable regulations to have been made by the end of the tenth day and second business day, respectively, after the issuance.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Board has appointed Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. This appointment is being submitted to the stockholders for their consideration and ratification as a matter of good corporate governance. If the appointment of Moss Adams is not ratified by the stockholders, the Audit Committee will consider the stockholders’ vote in deciding whether to reappoint Moss Adams as independent registered public accounting firm in the future.
It is anticipated that representatives of Moss Adams will be present at the Annual Meeting. The Moss Adams representatives will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders. Moss Adams performed the independent audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2020 and 2019.
The Board unanimously recommends that you vote “FOR”
the proposal to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm.
Principal Accountant Fees and Services
The Audit Committee approves each engagement before the Company’s independent accountants, Moss Adams, are engaged to render non-audit services for the Company or the Bank. No non-audit services were provided by Moss Adams for the years indicated, except as indicated in the table below. The Audit Committee also preapproved all of the audit and audit-related services provided by Moss Adams for the years ended December 31, 2020 and 2019.
The following table sets forth the aggregate fees billed to us by Moss Adams for the years indicated, inclusive of out-of-pocket expenses.
	2020	2019
	(In thousands)
Audit fees(1)	$214	$197
Audit-related fees(2)	16	12
Total fees	$230	$209
(1)
Aggregate fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements included in the Company’s Annual Report on Form 10-K and for the reviews of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)	Consultation fees billed for professional services rendered for: a) on the then proposed Merger in 2020; b) the reviews of the valuation of the Company’s deferred tax assets in 2019.

PROPOSAL 3. ADVISORY (NON-BINDING) VOTE TO APPROVE
EXECUTIVE COMPENSATION
Our overall executive compensation program, as described in this Proxy Statement, is designed to pay for performance and directly align the interests of our executive officers with the long-term interests of our stockholders.
Our stockholders are asked to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules. Accordingly, stockholders will be asked at the Annual Meeting to vote on the following resolution:
“Resolved, that the stockholders of Broadway Financial Corporation hereby approve the compensation of the Named Executive Officers as disclosed in the Summary Compensation Table of the Proxy Statement for the Annual Meeting pursuant to Item 402 of Regulation S-K.”
This vote will not be binding on the Company’s Board and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty of the Board. Nor will it affect any compensation paid or awarded to any executive officer. The Compensation and Benefits Committee and the Board may, however, take the outcome of the vote into account when considering future executive compensation arrangements.
The Board unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

STOCKHOLDER PROPOSALS FOR PRESENTATION
AT THE ANNUAL MEETING
Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s 2022 proxy statement must set forth the proposal in writing and file it with the Corporate Secretary of the Company on or before May 12, 2022, or such other date as may be designated by the Board if the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) is held more than 30 days before or 30 days after the anniversary of the 2021 Annual Meeting (October 20, 2022). The Board will review any stockholder proposal that is filed as required and will determine whether such proposal meets applicable criteria for inclusion in the proxy statement for, and for consideration at, the 2022 Annual Meeting. Except for director nominations, any stockholder wishing to have a proposal discussed and considered at the 2022 Annual Meeting must set forth the proposal in writing and file it with the Corporate Secretary of the Company on or before July 22, 2022 or, if the 2022 Annual Meeting is held more than 30 days before or 60 days after the anniversary of the 2021 Annual Meeting or, if later, 10 days following the day on which public disclosure of the date of the 2022 Annual Meeting is first made by the Company.
Under the Company’s bylaws, stockholder nominations for election of directors at the 2022 Annual Meeting may only be made pursuant to timely notice in writing received by the Corporate Secretary of the Company on or before July 22, 2022 or, if the 2022 Annual Meeting is held more than 30 days before or 60 days after the anniversary of the 2021 Annual Meeting (October 20, 2022), the deadline is 90 days before the 2022 Annual Meeting or, if later, 10 days following the day on which public disclosure of the date of the 2022 Annual Meeting is first made by the Company. The notice must state the nominee’s name, age, business and residence addresses, principal occupation or employment, and the class and number of shares of Common Stock beneficially owned by the nominee on the date of the notice. The required notice must also disclose certain information relating to the nominee of the type required to be disclosed in a proxy statement and in certain other filings under federal securities laws.
ANNUAL REPORT AND FORM 10-K
The Company’s 2020 Annual Report to Stockholders, which includes our 2020 Annual Report filed with the SEC on Form 10-K and contains the Company’s consolidated financial statements for the years ended December 31, 2020 and 2019, accompanies this Proxy Statement.
Stockholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, without the accompanying exhibits, by sending a written request to Broadway Financial Corporation, 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036, Attention: Audrey A. Phillips. Stockholders may obtain any of the exhibits that are referred to in the list of exhibits attached to the Annual Report on Form 10-K upon payment to the Company of the cost of furnishing them.
BY ORDER OF THE BOARD OF DIRECTORS

Audrey A. Phillips Vice President and Corporate Secretary September 9, 2021

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Broadway Financial Corporation

VOTE

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A Proposals — The Board of Directors recommend a vote FOR the election of all the nominees listed on this proxy, FOR Proposals 2, 3 and 4.

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The 2021 Annual Meeting of Stockholders of Broadway Financial Corporation will be held on Wednesday, October 20, 2021 at 9:00 a.m. PDT, virtually via the internet at https://meetnow.global/MDUG99J.

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Broadway Financial Corporation

Notice of 2021 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — October 20, 2021

The undersigned hereby appoints Brian E. Argrett and Gavin A. Beske, and each or either of them, as Proxy, with the power of substitution, and hereby authorizes each or either of them to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Broadway Financial Corporation to be held virtually online on October 20, 2021 at 9:00 a.m. or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the undersigned stockholder. If no such directions are indicated, the Proxy will have authority to vote FOR the election of all the nominees listed on this proxy, FOR Proposals 2, 3 and 4.

The Proxy is authorized to vote, in the Proxy's discretion, upon such other business as may properly come before the meeting.

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